Exhibit 99.1

Avanir Pharmaceuticals Reports Fiscal 2013 Third Quarter Financial and

Business Results

ALISO VIEJO, Calif., August 6, 2013—Avanir Pharmaceuticals, Inc. (NASDAQ: AVNR) today reported financial results for the three and nine-months ended June 30, 2013.

Quarterly Financial Highlights

•	Total company net revenues of $19.8 million
•	Gross and net NUEDEXTA® sales increased to $24.3 million and $19.0 million, respectively, representing growth of 17% and 15% versus the previous quarter
•	Cash, cash equivalents, and restricted investments of $57.5 million as of June 30, 2013.

“Avanir continues to strengthen its position as a leading specialty biopharmaceutical company,” said Keith A. Katkin, president and CEO of Avanir. “With the NUEDEXTA franchise performing well in the U.S., a recent approval in Europe, meaningful progress with our pipeline assets and the in-licensing of an NDA-ready asset, AVP-825; we look forward to delivering on a number of exciting and potentially value-creating milestones in the coming months.”

Fiscal 2013 Third Quarter Results

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Total net revenues for the quarter ended June 30, 2013 were $19.8 million, compared with $10.5 million for the comparable quarter in fiscal 2012, representing 87% year-over-year growth. Total net revenues consist of NUEDEXTA net revenue and royalty revenue from Abreva®.

•	Total operating expenses were $30.2 million in the third quarter of fiscal 2013, compared with $25.3 million in the comparable period in fiscal 2012.
•	Cash used in operations was $13.0 million, including a one-time milestone payment of $2 million related to AVP-786.
•	Net loss for the fiscal 2013 third quarter was $11.4 million, or $0.08 per share, compared with a net loss of $15.0 million, or $0.11 per share, for the same period in fiscal 2012.

Fiscal 2013 Nine-Month Results

•	Total net revenues for the first nine-months of fiscal 2013 totaled $53.7 million, compared with $27.7 million for the first nine-months of fiscal 2012.
•	Total operating expenses were $90.6 million in the first nine-months of fiscal 2013, compared to $75.5 million in the comparable period for fiscal 2012.
•	Cash used in operations was $35.3 million in the first nine-months of fiscal 2013.
•	Net loss for the first nine-months of fiscal 2013 was $40.0 million, or $0.29 per share, compared with a net loss of $48.0 million, or $0.36 per share for the comparable period in fiscal 2012.

NUEDEXTA Revenue

For the quarter ended June 30, 2013, the company reported NUEDEXTA gross and net revenue of $24.3 million and $19.0 million respectively. Third quarter fiscal 2013 NUEDEXTA net revenue increased 89% versus the previous year and 15% over the previous quarter.

Cash, Cash Equivalents & Marketable Securities

As of June 30, 2013 Avanir had cash, cash equivalents and restricted investments totaling $57.5 million, including cash and cash equivalents of $55.0 million.

Business Highlights

•	The company reported 27% unit growth of NUEDEXTA representing the ninth consecutive quarter of double-digit growth.
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The U.S. Food and Drug Administration (FDA) agreed to an expedited development pathway for the company’s next-generation compound, AVP-786, requiring only a limited pre-clinical package as part of the Investigational New Drug (IND) application. Upon completion of these preclinical studies the company intends to proceed directly into human clinical trials.

•	The European Commission approved NUEDEXTA in the European Union for the treatment of pseudobulbar affect (PBA), irrespective of underlying neurologic disease or injury.
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The company completed patient enrollment of PRIME, its phase II, placebo controlled study testing three doses of AVP-923 for the treatment of central neuropathic pain in multiple sclerosis. Top-line results from this study are expected in the fourth calendar quarter of 2013.

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The company entered into an exclusive North American license agreement for the development and commercialization of a novel Breath Powered™ intranasal delivery system containing low-dose sumatriptan powder to treat acute migraine (AVP-825). If approved, this product would be the first and only fast-acting, dry-powder nasal delivery form of sumatriptan.

Other Events

Avanir announced that on August 6, 2013, the Company approved the grant of stock options to new employees to purchase a total of 60,800 shares of common stock in the aggregate. The stock options were granted as inducements material to the new employees entering into employment with Avanir, as permitted under NASDAQ Listing Rule 5635(c)(4).

Avanir granted to 12 new employees an option to purchase shares of Avanir’s common stock with an exercise price equal the closing price per share of Avanir’s common stock as reported by NASDAQ on August 6, 2013, the date of grant. Each of the options will vest with respect to one-quarter of the underlying shares on the first anniversary of the grant date and then with respect to the remaining shares quarterly thereafter over the following three years, assuming in each case the employee remains continuously employed by Avanir.

Note to Investors: As previously announced, Avanir will hold a conference call to discuss fiscal 2013 third quarter financial results today, August 6, 2013, beginning at 1:30 p.m. Pacific Time. You can listen to this call by dialing 1- 800 638-4817 for domestic callers or +1- 617 614-3943 for international callers, and entering passcode 15448717. Those interested in listening to the conference call live via the internet may do so by visiting http://ir.avanir.com.

About AVP-825

AVP-825 is an investigational drug-device combination product consisting of low-dose sumatriptan powder delivered intranasally utilizing a novel breath-powered delivery technology. If approved, AVP-825 would be the first and only fast-acting, dry-powder intranasal form of sumatriptan for the treatment of migraine.

About AVP-786

AVP-786 is a novel investigational drug product consisting of a combination of deuterium modified dextromethorphan (a new chemical entity or NCE) and ultra-low dose quinidine, used as a metabolic inhibitor. Incorporation of deuterium into specific positions of the dextromethorphan molecule strengthens the chemical bonds and reduces susceptibility to enzyme cleavage and first pass metabolism, but without altering its pharmacology. AVP-786 is an investigational drug not approved by the FDA.

About AVP-923

AVP-923 is a combination of two well-characterized compounds, the active CNS ingredient dextromethorphan hydrobromide (an uncompetitive NMDA receptor antagonist and sigma-1 receptor agonist) plus low-dose quinidine sulfate (a CYP2D6 enzyme inhibitor), which serves to increase the bioavailability of dextromethorphan. Several dose strengths of AVP-923 are being studied in multiple ongoing clinical trials including agitation in Alzheimer’s disease, neuropathic pain in Multiple Sclerosis, levodopa-induced dyskinesia in Parkinson’s disease, and behavioral symptoms of autism. AVP-923 at the 20/10 mg dose strength is approved by the FDA for the treatment of pseudobulbar affect (PBA) and marketed under the trade name NUEDEXTA® (see description below). AVP-923 is an investigational drug not approved by the FDA for any uses other than PBA.

About NUEDEXTA

NUEDEXTA is an innovative combination of two well-characterized components; dextromethorphan hydrobromide (20 mg), the ingredient active in the central nervous system, and quinidine sulfate (10 mg), a metabolic inhibitor enabling therapeutic dextromethorphan concentrations. NUEDEXTA acts on sigma-1 and NMDA receptors in the brain, although the mechanism by which NUEDEXTA exerts therapeutic effects in patients with PBA is unknown.

NUEDEXTA Important Safety Information

NUEDEXTA is indicated for the treatment of pseudobulbar affect (PBA). PBA occurs secondary to a variety of otherwise unrelated neurological conditions, and is characterized by involuntary, sudden, and frequent episodes of laughing and/or crying. PBA episodes typically occur out of proportion or incongruent to the underlying emotional state.

Studies to support the effectiveness of NUEDEXTA were performed in patients with amyotrophic lateral sclerosis (ALS) and multiple sclerosis (MS). NUEDEXTA has not been shown to be safe and effective in other types of emotional lability that can commonly occur, for example, in Alzheimer’s disease and other dementias.

NUEDEXTA and certain other medicines can interact, causing serious side effects. If you take certain drugs or have certain heart problems, NUEDEXTA may not be right for you.

NUEDEXTA causes dose-dependent QTc prolongation. When initiating NUEDEXTA in patients at risk for QT prolongation and torsades de pointes, electrocardiographic (ECG) evaluation should be conducted at baseline and 3-4 hours after the first dose.

The most common adverse reactions are diarrhea, dizziness, cough, vomiting, asthenia, peripheral edema, urinary tract infection, influenza, increased gamma-glutamyltransferase, and flatulence. NUEDEXTA may cause dizziness.

These are not all the risks from use of NUEDEXTA. Please refer to full Prescribing Information at www.NUEDEXTA.com.

About Avanir Pharmaceuticals, Inc.

Avanir Pharmaceuticals, Inc. is a biopharmaceutical company focused on bringing innovative medicines to patients with central nervous system disorders of high unmet medical need. As part of our commitment, we have extensively invested in our pipeline and are dedicated to advancing medicines that can substantially improve the lives of patients and their loved ones. For more information about Avanir, please visit www.avanir.com.

AVANIR® and NUEDEXTA® are trademarks or registered trademarks of Avanir Pharmaceuticals, Inc. in the United States and other countries. All other trademarks are the property of their respective owners.

©2013 Avanir Pharmaceuticals, Inc. All Rights Reserved.

Forward Looking Statements

Except for the historical information contained herein, the matters set forth in this press release, including statements regarding Avanir’s plans, potential opportunities, financial or other expectations, projections, goals objectives, milestones, strategies, market growth, timelines, legal matters, product pipeline, clinical studies, product development and the potential benefits of its commercialized products and products under development are forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995.

These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially, including the risks and uncertainties associated with Avanir’s operating performance and financial position, the market demand for and acceptance of Avanir’s products domestically and internationally, research, development and commercialization of new products domestically and internationally, obtaining additional indications, obtaining and maintaining regulatory approvals domestically and internationally, and other risks detailed from time to time in the Company’s most recent Annual Report on Form 10-K and other documents subsequently filed with or furnished to the Securities and Exchange Commission. These forward-looking statements are based on current information that may change and you are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. All forward-looking statements are qualified in their entirety by this cautionary statement, and the Company undertakes no obligation to revise or update any forward-looking statement to reflect events or circumstances after the issuance of this press release.

Avanir Investor & Media Contact

Ian Clements, PhD

ir@avanir.com

+1 (949) 389-6700